Exhibit 99.1

NEWS RELEASE

For More Information Contact:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
www.npc.net

For Immediate Release

National Processing Reports Third Quarter Results

Provides More Cautious Outlook for Fourth Quarter and Full Year 2002

Louisville, Kentucky, October 16, 2002 – National Processing, Inc. (NYSE: NAP) today reported financial results for the quarter and nine months ended September 30, 2002. Net income for the third quarter of 2002 was $12.7 million, or $0.24 per diluted share, both down 16% over comparable 2001 amounts of $15.0 million, or $0.29 per diluted share. For the nine months ended September 30, 2002, net income was $36.9 million, or $0.70 per diluted share, up 7% and 6%, respectively, over comparable 2001 amounts of $34.5 million, or $0.66 per diluted share.

Net income for the quarter and year-to-date periods presented includes certain nonrecurring items. Net income for the quarter ended September 30, 2002 includes a nonrecurring after-tax charge of $2.0 million, or $0.04 per diluted share, related to a separation agreement with the former CEO. Net income for the nine months ended September 30, 2002 also includes a second quarter nonrecurring after-tax charge of $2.4 million, or $0.04 per diluted share, related to the closure of the Company’s operations in Mexico. Net income for the nine months ended September 30, 2001 includes results from divested and discontinued businesses and a second quarter nonrecurring after-tax charge of $6.2 million, or $0.12 per diluted share, related to the divestiture of the Business Process Outsourcing business.

Core(1) net income, which excludes results from divested and discontinued businesses and certain nonrecurring items, increased to $14.7 million, or $0.28 per diluted share, for the 2002 third quarter, up 3% and 2% over comparable 2001 amounts of $14.3 million, or $0.27 per diluted share. For the nine months ended September 30, 2002, core(1) net income was $41.3 million, or $0.79 per diluted share, up 8% and 7% over comparable 2001 amounts of $38.3 million, or $0.74 per diluted share. Core(1) EBITDA (earnings before interest, taxes, depreciation and amortization) was $26.5 million for the third quarter of 2002, down 3% over comparable 2001 core(1) EBITDA of $27.2 million. For the nine months ended September 30, 2002, core(1) EBITDA was $77.3 million, up 10% over comparable 2001 core(1) EBITDA of $70.4 million.

(1)	Core is comprised of the Merchant Card Services and Payment Services businesses. Core excludes the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Core also excludes certain nonrecurring items disclosed in the attached Financial Summaries.

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Summary Financial Information
(dollars in millions, except per share amounts)

	Quarter Ended			Nine Months Ended
	September 30			September 30

	2002	2001	Change	2002	2001	Change

Reported(2) (3)
Revenue	$114.5	$122.4	(6%)	$337.1	$349.3	(3%)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$23.1	$28.5	(19%)	$72.2	$70.1	3%
EBITDA Margin	20.2%	23.3%	(312bps)	21.4%	20.1%	137bps
Earnings Before Interest and Taxes (EBIT)	$18.1	$23.4	(23%)	$58.8	$54.6	8%
EBIT Margin	15.8%	19.1%	(331bps)	17.4%	15.6%	180bps
Net Income	$12.7	$15.0	(16%)	$36.9	$34.5	7%
Net Income per Share – Diluted	$0.24	$0.29	(16%)	$0.70	$0.66	6%
Core Business Units (1) (3)
Revenue	$114.5	$112.6	2%	$337.1	$308.1	9%
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$26.5	$27.2	(3%)	$77.3	$70.4	10%
EBITDA Margin	23.2%	24.2%	(99bps)	22.9%	22.9%	7bps
Earnings Before Interest and Taxes (EBIT)	$21.5	$22.2	(3%)	$63.8	$57.3	11%
EBIT Margin	18.8%	19.7%	(96bps)	18.9%	18.6%	34bps
Net Income	$14.7	$14.3	3%	$41.3	$38.3	8%
Net Income per Share – Diluted	$0.28	$0.27	2%	$0.79	$0.74	7%

Notes:

Certain amounts may not recompute due to rounding.

(1)  Core is comprised of the Merchant Card Services and Payment Services businesses. Core excludes the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Core also excludes certain nonrecurring items disclosed in the attached Financial Summaries.

(2)  Reported amounts for the quarter ended September 30, 2001 included $9.8 million of revenue and $0.7 million of net income from the Business Process Outsourcing business sold in August 2001. The nine months ended September 30, 2001 included $41.2 million of revenue and $2.3 million of net income from both the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001.

(3)  Effective January 1, 2002, the Company adopted SFAS 142 and incorporated the non-amortization provisions of the new goodwill and intangible assets accounting standard. Had the Company adopted this new standard January 1, 2001, net income would have increased $0.7 million, or $0.01 per diluted share, for the quarter ended September 30, 2001 and $1.7 million, or $0.03 per diluted share, for the nine months ended September 30, 2001.

Summary Financial Highlights

•	Merchant Card Services transaction volume increased to record levels for the third quarter and year-to-date periods. Total merchant transactions processed were 974 million for the quarter and 2.8 billion year-to-date, representing respective increases of 9% and 14% over comparable 2001 volumes.

•	Merchant Card Services dollar volume increased to record levels for the third quarter and year-to-date periods. Total dollar volume processed was $41.9 billion and $123.9 billion for the quarter and nine months ended September 30, 2002, representing respective increases of 6% and 12% over comparable 2001 volumes.

•	Merchant Card Services revenue increased to record levels for the third quarter and year-to-date periods. Merchant Card Services revenue was $109.7 million and $322.0 million for the quarter and nine months ended September 30, 2002, representing respective increases of 4% and 12% over comparable 2001 amounts.

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•	Merchant Card Services EBITDA was $24.7 million and $70.6 million for the quarter and nine months ended September 30, 2002, representing a decrease of 3% for the quarter and an increase of 9% for the nine months compared to 2001 amounts. The quarter and nine months ended September 30, 2002 includes $1.7 million ($1.0 million after-tax) of expense related to additional provisions for certain non-income related taxes. Excluding these additional provisions for certain non-income related taxes, EBITDA would have been $26.4 million and $72.2 million up 4% for the quarter and up 12% for the nine months ended September 30, 2002.

•	The Company’s balance sheet remained free of debt. As of September 30, 2002, the Company had approximately $210 million of cash and equivalents. The increase in cash and equivalents is due to strong operating cash flow which was $33 million and $122 million for the quarter and nine months ended September 30, 2002. Total stockholders’ equity was $442 million at September 30, 2002.

•	On July 3, 2002, the Company acquired processing contracts from a key strategic partner. Under the terms of the agreement, the Company will provide front-end card authorization services for over 50,000 merchant locations. The Company was already providing back-end settlement services to these customers. The Company will continue to have an important on-going marketing relationship with this strategic partner.

•	Items impacting the comparability of core results for 2002 compared to their respective 2001 periods include: (1) The quarter and nine months ended September 30, 2002 included additional provisions for certain non-income related taxes which reduced net income by $1.0 million, or $0.02 per diluted share. (2) The quarter and nine months ended September 30, 2002 included favorable income tax adjustments related primarily to foreign tax credits which increased net income by $1.0 million, or $0.02 per diluted share. (3) Effective January 1, 2002, the Company adopted the non-amortization provisions of the new goodwill and intangible assets accounting standard. Had the Company adopted this new standard January 1, 2001, net income for the three months ended September 30, 2001, would have increased $0.7 million, or $0.01 per diluted share. For the nine months ended September 30, 2001, net income would have increased $1.7 million, or $0.03 per diluted share. (4) Lower interest rates, on a comparable level of invested/liquid assets, reduced net income by approximately $1.0 million, or $0.02 per diluted share, for the third quarter 2002 and $4.3 million, or $0.08 per diluted share, for the nine months ended September 30, 2002. (5) The quarter and nine months ended September 30, 2001 included $0.01 and $0.04 per diluted share, respectively, of earnings from businesses that were divested or discontinued in 2001.

•	Merchant Card Services recently signed multi-year credit card processing agreements with CEC Entertainment, Inc., owner and operator of Chuck E. Cheese’s Restaurants; Dollar Tree Stores, Inc., Tully’s Coffee Corporation; and Jack in the Box Inc. Merchant Card Services also recently announced the renewal of a multi-year processing agreement with Target Corporation. ABN AMRO Merchant Services, 70% owned by National Processing Company, recently announced the renewal of a merchant processing agreement with American Outdoors, the nation’s leading association of adventure travel outfitters, guides and outdoor educators, and the renewal of a card processing agreement with the Associated Food Dealers of Michigan.

Chairman’s Comments

Chairman and CEO Jon L. Gorney commented, “We are operating in an increasingly challenging business environment given the overall sluggish economy and competitive factors. Several factors have modified our view of the Company’s near term outlook. We are experiencing weakness in overall volumes, particularly in the retail segment. In addition, our pricing strategy has been to sell a premium service for a premium price and we have been cautious to match current pricing in the marketplace. We did make an adjustment in the second quarter and have actually signed more deals this year than last,

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although they have been smaller in terms of volumes and margins. We are still seeing significant price compression as we compete for new national business as well as in retaining our existing base of national customers. Also, due to the seasonality of our business, our revenues and profits for the year are heavily dependent on the fourth quarter due to holiday shopping volume. Based on the weakness that we saw in our business in September and bleak economic forecasts for holiday shopping volumes, we are not optimistic about the chances of a robust holiday season.”

“Due to these factors and the lack of any positive indicators for a short-term economic recovery, we are lowering our full year projections for both revenue and earnings. We currently estimate full year revenue to be in the $440 million to $450 million range and core earnings to be in the $1.03 to $1.06 per diluted share range.”

Revised 2002 Outlook

Due to the factors mentioned above, the Company is providing revised annual guidance for 2002 as follows:

	7/17/02 Previous	10/16/02 Revised	10/16/02
	Core(1) Guidance	Core(1) Guidance	GAAP Guidance
Revenue	7% - 11%	3% - 5%	(6)% - (4)%
EBITDA	14% - 20%	4% - 6%	(3)% - (1)%
Diluted EPS	$1.15 - $1.20	$1.03 - $1.06	$0.95 - $0.98

(1)  Core is comprised of the Merchant Card Services and Payment Services businesses. Core excludes the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Core also excludes nonrecurring items, as follows: 2001 BPO divestiture charge of $3.9 million ($4.6 million after-tax); 2002 Mexico restructuring charge of $1.7 million ($2.4 million after-tax); 2002 separation charge for the former CEO of $3.4 million ($2.0 million after-tax). These divested and discontinued businesses and nonrecurring items are included in the GAAP guidance above.

Conference Call

A conference call to discuss financial results and business highlights will be held at 9:00 a.m. ET today hosted by Jon L. Gorney, chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 888.423.3281 (domestic) and 612.332.1213 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

A replay of the live call will be available starting at 2:15 p.m. ET, October 16, 2002 through Midnight ET on October 18, 2002. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 624472.

Forward-Looking Statements

This announcement and Mr. Gorney’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

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About National Processing, Inc.

National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company (NPC®), is a leading provider of merchant credit card processing. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation’s largest financial holding companies. NPC supports over 645,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.

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Press Release

National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

	Core	Non-Core	Noncurring
Quarter Ended September 30, 2002	Results (a)	Results(b)	Items (c)	Reported

Revenue	$114,486	$—	$—	$114,486
Operating expenses	81,498	—	—	81,498
General and administrative expenses	6,462	—	3,389	9,851
Restructuring, divestiture, and impairment charges	—	—	—	—

Earnings (loss) before interest, taxes, depreciation and amortization	26,526	—	(3,389)	23,137
Depreciation and amortization	5,012	—	—	5,012

Earnings (loss) before interest and taxes	21,514	—	(3,389)	18,125
Net interest income	1,190	—	—	1,190

Income (loss) before taxes and minority interest	22,704	—	(3,389)	19,315
Provision for income taxes	7,305	—	(1,356)	5,949

Income (loss) before minority interest	15,399	—	(2,033)	13,366
Minority Interest	680	—	—	680

Net income (loss)	$14,719	$—	$(2,033)	$12,686

Net income (loss) per share — basic	$0.283	$—	$(0.039)	$0.244
Net income (loss) per share — diluted	$0.280	$—	$(0.039)	$0.241
Weighted average shares — basic				52,073
Weighted average shares — diluted				52,503
Shares outstanding at end of period				52,081

	Core	Non-Core	Noncurring
Quarter Ended September 30, 2001	Results (a)	Results(b)	Items	Reported

Revenue	$112,619	$9,757	$—	$122,376
Operating expenses	81,288	7,086	—	88,374
General and administrative expenses	4,124	1,333	—	5,457
Restructuring, divestiture, and impairment charges	—	—	—	—

Earnings (loss) before interest, taxes, depreciation and amortization	27,207	1,338	—	28,545
Depreciation and amortization	4,965	159	—	5,124

Earnings (loss) before interest and taxes	22,242	1,179	—	23,421
Net interest income	1,412	65	—	1,477

Income (loss) before taxes and minority interest	23,654	1,244	—	24,898
Provision for (benefit from) income taxes	8,800	545	—	9,345

Income (loss) before minority interest	14,854	699	—	15,553
Minority interest	519	—	—	519

Net income (loss)	$14,335	$699	$—	$15,034

Net income (loss) per share — basic	$0.279	$0.013	$—	$0.292
Net income (loss) per share — diluted	$0.274	$0.013	$—	$0.287
Weighted average shares — basic				51,419
Weighted average shares — diluted				52,404
Shares outstanding at end of period				51,538

Notes:

(a)  Core is comprised of the Merchant Card Services and Payment Services businesses and excludes the businesses noted as non-core in (b) below. Core excludes certain nonrecurring items.

(b)  Non-core is comprised of the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Non-core excludes certain nonrecurring items.

(c)  The quarter ended September 30, 2002 includes a $3,389 ($2,033 after-tax) charge related to a separation agreement with the former CEO.

Certain amounts may not recompute due to rounding.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

	Core	Non-Core	Nonrecurring
Nine Months Ended September 30, 2002	Results (a)	Results (b)	Items (c)	Reported

Revenue	$337,095	$—	$—	$337,095
Operating expenses	244,661	—	—	244,661
General and administrative expenses	15,146	—	3,389	18,535
Restructuring, divestiture, and impairment charges	—	—	1,650	1,650

Earnings (loss) before interest, taxes, depreciation and amortization	77,288	—	(5,039)	72,249
Depreciation and amortization	13,491	—	—	13,491

Earnings (loss) before interest and taxes	63,797	—	(5,039)	58,758
Net interest income	3,294	—	—	3,294

Income (loss) before taxes and minority interest	67,091	—	(5,039)	62,052
Provision for income taxes	23,882	—	(656)	23,226

Income (loss) before minority interest	43,209	—	(4,383)	38,826
Minority interest	1,893	—	—	1,893

Net income (loss)	$41,316	$—	$(4,383)	$36,933

Net income (loss) per share — basic	$0.795	$—	$(0.084)	$0.711
Net income (loss) per share — diluted	$0.786	$—	$(0.083)	$0.703
Weighted average shares — basic				51,982
Weighted average shares — diluted				52,526
Shares outstanding at end of period				52,081

	Core	Non-Core	Nonrecurring
Nine Months Ended September 30, 2001	Results (a)	Results (b)	Items (d)	Reported

Revenue	$308,132	$41,165	$—	$349,297
Operating expenses	224,594	30,244	—	254,838
General and administrative expenses	13,114	5,001	—	18,115
Restructuring, divestiture, and impairment charges	—	—	6,250	6,250

Earnings (loss) before interest, taxes, depreciation and amortization	70,424	5,920	(6,250)	70,094
Depreciation and amortization	13,151	2,337	—	15,488

Earnings (loss) before interest and taxes	57,273	3,583	(6,250)	54,606
Net interest income	5,213	377	—	5,590

Income (loss) before taxes and minority interest	62,486	3,960	(6,250)	60,196
Provision for (benefit from) income taxes	23,621	1,665	(100)	25,186

Income (loss) before minority interest	38,865	2,295	(6,150)	35,010
Minority interest	519	—	—	519

Net Income (loss)	$38,346	$2,295	$(6,150)	$34,491

Net income (loss) per share — basic	$0.748	$0.045	$(0.120)	$0.673
Net income (loss) per share — diluted	$0.738	$0.044	$(0.118)	$0.664
Weighted average shares — basic				51,233
Weighted average shares — diluted				51,939
Shares outstanding at end of period				51,538

Notes:

(a)  Core is comprised of Merchant Card Services and Payment Services businesses and excludes the businesses noted as non-core in (b) below. Core excludes certain nonrecurring items.

(b)  Non-core is comprised of the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Non-core excludes certain nonrecurring items.

(c)  The nine months ended September 30, 2002 includes a $3,389 ($2,033 after-tax) charge related to a separation agreement with the former CEO and a $1,650 ($2,350 after-tax) restructure charge for severance costs, building and equipment write downs and related items for the closure of the Company’s operation in Juarez, Mexico.

(d)  The nine months ended September 30, 2001 includes a $6,250 ($6,150 after-tax) impairment charge for the loss associated with the Company’s decision to divest its Business Process Outsourcing business.

Certain amounts may not recompute due to rounding.

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National Processing, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,	September 30,
	2002	2001	2001

Cash and cash equivalents	$209,548	$101,257	$145,844
Accounts receivable — trade	96,661	163,644	88,986
Other current assets	8,632	10,437	10,035

Total current assets	314,841	275,338	244,865

Property and equipment	108,833	100,016	96,029
Accumulated depreciation	(54,533)	(50,244)	(48,514)

Net property and equipment	54,300	49,772	47,515

Goodwill	91,227	91,227	92,021
Other intangible assets	43,261	44,950	44,040
Other assets	15,778	17,051	25,560

Total assets	$519,407	$478,338	$454,001

Accounts payable — trade	$21,087	$19,080	$16,941
Other current liabilities	51,559	56,573	57,699

Total current liabilities	72,646	75,653	74,640

Minority interest	2,720	827	519
Other liabilities	1,764	1,862	1,895

Total liabilities	77,130	78,342	77,054

Total shareholders’ equity	442,277	399,996	376,947

Total liabilities and shareholders’ equity	$519,407	$478,338	$454,001